Exhibit 3.4

State of Michigan

RESTATED CERTIFICATE OF LIMITED PARTNERSHIP

For use by Domestic Limited Partnerships

The following Restated Certificate of Limited Partnership supersedes the original Certificate of Limited Partnership as amended, and shall be the Certificate of Limited Partnership for the Limited Partnership:

Section 1

The name of the limited partnership is:

Sun Communities Operating Limited Partnership

Section 2

The general character of its business is:

The Partnership is organized for the purpose of investing in real property by acquiring, owning and operating manufactured housing and/or recreational vehicle communities and related properties and assets; acquiring interests in other entities which own and operate such properties; conducting businesses related to, associated with or augmenting the Partnership’s business of operating manufactured housing and/or recreational vehicle communities, and owning an interest in other entities which conduct such businesses; holding its assets for investment, income and appreciation and selling or otherwise disposing of the same; and doing all things incidental thereto. Notwithstanding anything to the contrary in this Agreement, the Partnership may only engage in those activities which could be conducted by a REIT, within the meaning of Section 856 of the Code.

Section 3

a.	The address of the office at Which the limited partnership records are kept is:

27777 Franklin Road, Suite 200, Southfield, Michigan 48034.

b.	The name of the agent for service of process is:

Gary A. Shiffman

c.	The address of the agent for service of process is:

27777 Franklin Road, Suite 200, Southfield, Michigan 48034

Section 4

The power of a limited partner to grant the right to become a limited partner to an assignee of any part of the partnership interest, and the terms and conditions of the power, are as follows:

A limited partner has no power to grant the right to become a limited partner to an assignee of any part of the partnership interest.

Section 5

a.	Describe the times or events when a general partner may terminate membership in the limited partnership, and the terms and conditions of the termination.

The general partner has no right to terminate its membership in the limited partnership.

b.

Describe the times or events when a limited partner may terminate membership in the limited partnership. Include the amount or method of determining any distribution the limited partner is entitled to receive upon termination of their membership.

A limited partner has no right to terminate his membership in the limited partnership. It may however, assign its partnership interest, as provided in, Section 4 above. A limited partner may also exchange any part or all of its Common OP Units for shares of the general partner’s common stock, which will be traded in the New York Stock Exchange. The limited partners’ Interests in the Partnership are expressed in terms of Common OP Units and various Series Preferred OP Units. Common OP Units may be exchanged on a one-for-one basis with shares of the general partner’s common stock. In the event of such-exchange, the general partner has the right to issue cash in lieu of shares of its common stock in those certain situations, and subject to those conditions, identified in the Fourth Amended and Restated Limited Partnership Agreement.

Section 6

The right of the limited partner to receive distributions of property, including cash, from the limited partnership, other than that indicated in 5(b), is:

A limited partner has no right to receive periodic distributions from the partnership, but periodic distributions may be made as the general partner determines such sums to be available for distribution and not to be required to provide for the Partnership’s cash needs. Distributions may be made from any source and regardless of whether the same constitutes a return of part or all of the partner’s capital contributions. The general: partner shall make such determination in the exercise of its reasonable business judgment and shall distribute available cash at periodic intervals (at least Annually within 90 days after the end of each year.

Section 7

The right of the limited partner to receive, or a general partner to make to a limited partner, distributions of property, which include a-return of all or any part of the limited partner’s contribution, other than indicated in 5(b), is:

Distributions indicated in Section 6 above may include a return of a limited partner’s capital contribution.

Section 8

The times or events at which the limited partnership is to be dissolved and its affairs wound up are:

The term of the Limited Partnership shall end, and the Partnership shall be terminated, solely on the first to occur of the following: December 31, 2043; 120 days after the sale or other disposition of substantially all of the Partnership’s Operating assets and the distribution by the Partnership of the net proceeds thereof and all remaining Partnership Property; or An event of withdrawal of the General Partner unless within 90 days thereafter all the Partners elect to Reconstitute and continue the Partnership with a successor General Partner.

Section 9

The right of the remaining general partner(s) to continue the business upon the event of withdrawal of a general partner is:

There is only one general partner. In the event of withdrawal of the general partner, the Partnership may be reconstituted if within ninety (90) days of such withdrawal, all of the remaining partners elect to reconstitute and continue the Partnership with a successor general partner.

Section 10

Enter any other matters the partners may desire to include. If additional space is required attach a supplement. Attached are 1 page(s):

Section 10 continued:

This Certificate summarizes certain provisions of the limited partnership’s Fourth Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”), which governs the mutual rights and obligations of the partners and contains provisions in addition to those summarized herein. Capitalized terms are not defined herein have the meaning set forth in the. Partnership Agreement.

The partners’ interests in the Partnership are expressed in terms of “OP Units”. Each partner is issued that number of OP Units which corresponds to the agreed value of its capital contribution, with each OP Unit being issued at an “Issue Price” determined with reference to the market value of the general partner’s common stock, which will be traded on the New York Stock Exchange. The manner in which the Issue Price is determined is more fully explained in The Fourth Amended and Restated Limited Partnership Agreement. The Partnership will maintain a copy of the Fourth Amended and Restated Limited Partnership Agreement, as it may be amended, at its office, which document may be reviewed by any partner during ordinary business hours at the reasonable request and expense of such partner.

Each partner is issued that number of OP Units corresponding to the agreed value of its capital contribution, with each OP Unit being issued at an Issue Price. If the Issue Price of an OP Unit is specified in a Contribution Agreement, the Issue Price shall be so specified. If the Issue Price of an OP Unit is not specified in a Contribution Agreement, then the Issue Price shall be the market value of one share of the general partner’s common stock which shall be traded on the New York Stock Exchange. The manner in which the Issue Price is determined is more fully explained in Section 4.5 of the Partnership Agreement.

The general partner is a Real Estate Investment Trust1 and as such, is required to distribute to its shareholders a specified percentage of its share of the Partnership’s taxable income for federal income tax purposes. If the Partnership does not have sufficient funds on hand to fund a distribution to the partners which would provide the general partner with sufficient funds to make a required distribution to its shareholders, as estimated by the general partner, the general partner may cause the Partnership to take such action as its deems appropriate in order to raise the necessary funds, including, but not limited to, borrowing money or disposing of assets.

The general partner shall have the power to act for and to bind the Partnership to the fullest extent provided by applicable law, shall manage and shall have complete control over the conduct of the Partnership’s affairs, and shall have the authority, on behalf of the Partnership, to do all things appropriate to the accomplishment of the purposes of the Partnership, including, but not necessarily limited to, acquiring, holding and selling or otherwise disposing of real and personal property and managing, operating and leasing the manufactured housing properties owned by the Partnership and conducting any business activities associated therewith.

CERTIFICATE OF AMENDMENT

For use by Domestic Limited Partnerships

1.	The name of the limited partnership is:

Sun Communities Operating Limited Partnership

2.	The limited partnership number assigned by the Bureau is: 801919460

3.	The date the original Certificate of Limited Partnership was filed is: 09/14/1993

4.	The name and address of the office or agency with which the original Certificate of Limited Partnership was filed is:

Michigan Department of Licensing and Regulatory Affairs, Lansing, Michigan

5.

The Certificate of Limited Partnership is hereby amended by the changes set forth below, in Section 6, or on an attached supplement. The following is a general description of the amendment(s) made by this Certificate:

Section 2 and Section 10 are hereby deleted and replaced with the language on the attached pages.

Attached are 2 page(s):

Section 2:

The Partnership is organized for the purpose of investing in real property by acquiring, owning and operating manufactured housing communities, recreational vehicle communities and/or marinas and related properties and assets; acquiring interests in other entities which own and operate such properties; conducting businesses related to, associated with or augmenting the Partnership’s business of operating manufactured housing communities, recreational vehicle communities and/or marinas, and owning an interest in other entities which conduct such businesses; holding its assets for investment, income and appreciation and selling or otherwise disposing of the same; and doing all things incidental thereto. Notwithstanding anything to the contrary in this certificate, the Partnership may only engage in those activities which could be conducted by a REIT, within the meaning of Section 856 of the United States Internal Revenue Code of 1986, as amended.

Section 10 continued:

This Certificate summarizes certain provisions of the limited partnership’s Fourth Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”), which governs the mutual rights and obligations of the partners and contains provisions in addition to those summarized herein. Capitalized terms are not defined herein have the meaning set forth in the Partnership Agreement.

The partners’ interests in the Partnership are expressed in terms of “OP Units”. Each partner is issued that number of OP Units which corresponds to the agreed value of its capital contribution, with each OP Unit being issued at an “Issue Price” determined with reference to the market value of the general partner’s common stock, which will be traded on the New York Stock Exchange. The manner in which the Issue Price is determined is more fully explained in The Fourth Amended and Restated Limited Partnership Agreement. The Partnership will maintain a copy of the Fourth Amended and Restated Limited Partnership Agreement, as it may be amended, at its office, which document may be reviewed by any partner during ordinary business hours at the reasonable request and expense of such partner.

Each partner is issued that number of OP Units corresponding to the agreed value of its capital contribution, with each OP Unit being issued at an Issue Price. If the Issue Price of an OP Unit is specified in a Contribution Agreement, the Issue Price shall be so specified. If the Issue Price of an OP Unit is not specified in a Contribution Agreement, then the Issue Price shall be the market value of one share of the general partner’s common stock which shall be traded on the New York Stock Exchange. The manner in which the Issue Price is determined is more fully explained in Section 4.5 of the Partnership Agreement.

The general partner is a Real Estate Investment Trust, and as such, is required to distribute to its shareholders a specified percentage of its share of the Partnership’s taxable income for federal income tax purposes. If the Partnership does not have sufficient funds on hand to fund a distribution to the partners which would provide the general partner with sufficient funds to make a required distribution to its shareholders, as estimated by the general partner, the general partner may cause the Partnership to take such action as its deems appropriate in order to raise the necessary funds, including, but not limited to, borrowing money or disposing of assets.

The general partner shall have the power to act for and to bind the Partnership to the fullest extent provided by applicable law, shall manage and shall have complete control over the conduct of the Partnership’s affairs, and shall have the authority, on behalf of the Partnership, to do all things appropriate to the accomplishment of the purposes of the Partnership, including, but not necessarily limited to, acquiring, holding and selling or otherwise disposing of real and personal property and managing, operating and leasing the manufactured housing, recreational vehicle and/or marina properties owned by the Partnership and conducting any business activities associated therewith.